Exhibit 99.1

Hepion Pharmaceuticals Receives FDA Fast Track Designation for CRV431 for the Treatment of NASH

EDISON, N.J., November 30, 2021 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a clinical stage biopharmaceutical company focused on Artificial Intelligence (“AI”)-driven therapeutic drug development for the treatment of non-alcoholic steatohepatitis (“NASH”) and other liver diseases, today announced that the U.S. Food and Drug Administration (“FDA”) has granted Fast Track designation for the Company’s lead drug candidate, CRV431, for the treatment of NASH.

The FDA Fast Track designation allows sponsors to gain access to expedited drug approval reviews for medical conditions that are serious and potentially life-threatening, and where there is an unmet medical need. The program is also designed to facilitate drug development by making provisions for more frequent meetings with the FDA to discuss drug development plans, and Fast Track designation can lead to Accelerated Approval and/or Priority Review eligibility if certain criteria are met.

“CRV431 has been investigated in healthy subjects during our Phase 1 program, and more recently in subjects with presumed F2 and F3 NASH in our Phase 2a AMBITION study,” commented Todd Hobbs, MD, Hepion’s Chief Medical Officer. “Administered once daily as an oral soft gel capsule, CRV431 has been well-tolerated and has shown signals of efficacy in NASH in this early Phase 2 study. We are now looking forward to initiating our larger Phase 2b NASH study, called ‘ASCEND-NASH’, in biopsy confirmed F2 and F3 NASH subjects in the coming months.”

Dr. Hobbs continued, “We are keenly aware that there remains an urgent global need to develop NASH-specific therapeutic drugs for this potentially life-threatening condition, for which there are currently no FDA approved drugs. Furthermore, the American Liver Foundation estimates that at least 5% of the U.S. adult population has NASH. As such, we are very pleased to receive the FDA’s Fast Track designation and are looking forward to working closely with the Agency as we advance development of CRV431.”

Robert Foster, PharmD, PhD, Hepion’s CEO, added, “This Fast Track designation provides for early and frequent communication with the FDA that will continue throughout the drug development and review process, which may lead to a more expedited drug approval and patient access to CRV431. Additionally, as part of the FDA Fast Track designation for CRV431 in NASH, Hepion will make its expanded access policy publicly available in the coming weeks.”

About Hepion Pharmaceuticals

The Company's lead drug candidate, CRV431, is a potent inhibitor of cyclophilins, which are involved in many disease processes. CRV431 is currently in clinical-phase development for the treatment of NASH, with the potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. CRV431 has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH; and has demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms, in nonclinical studies.

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence - Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to CRV431, potentially shortening development timelines and increasing the delta between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing NASH clinical development program, Hepion intends to use the platform to identify additional potential indications for CRV431 to expand the company's footprint in the cyclophilin inhibition therapeutic space.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2020, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com